Plano, TX — October 27, 2003 — Perot Systems Corporation (NYSE: PER), a worldwide provider of information technology services and business solutions, today announced the addition of Cecil H. “C.H.” Moore, Jr., CPA to its board of directors.

Mr. Moore retired from KPMG LLP in 2000 after a successful 37-year career with the firm. From January 1990 to August 1999, he served as managing partner of the KPMG-Dallas business unit. Prior to 1990, Mr. Moore was partner-in-charge of the KPMG-Dallas audit and accounting practice. He also served on the firm’s audit practice and tax practice committees, a Securities and Exchange Commission advisory committee and a Financial Accounting Standards Board task force. Mr. Moore was also elected to KPMG’s U.S. Board of Directors and appointed to the U.S. Management Committee

An active community volunteer, Mr. Moore was the first public accountant to serve as chairman of the North Texas Commission Board, chairman of the Dallas Opera Board and secretary/treasurer of Dallas Citizens Council Board. In January 2000, he was presented with the Anti-Defamation League’s Henry Cohn Humanitarian Award.

“C.H. is joining our company after a long and successful career in the accounting industry, where he was a true leader in his firm,” said Ross Perot, Chairman of the Board, Perot Systems. “He is also a strong leader in the community and is a valuable addition to our board.”

Mr. Moore is an addition to company’s eight-member board and will become chairman of the audit committee effective December 1, 2003. “We are very fortunate to be able to add C.H. to the board,” said William K. Gayden, current board member and audit committee chair. “His finance and audit expertise make him a perfect fit to lead the audit committee and further emphasizes Perot Systems

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philosophy to follow best practices. He is uniquely qualified to serve on this board and we welcome him to the team.”

About Perot Systems

Perot Systems is a worldwide provider of information technology services and business solutions. Through its flexible and collaborative approach, Perot Systems integrates expertise from across the company to deliver custom solutions that enable clients to accelerate growth, streamline operations and create new levels of customer value. Headquartered in Plano, Texas, Perot Systems reported 2002 revenue of $1.3 billion. The company has more than 10,000 associates located in North America, Europe, and Asia. Additional information on Perot Systems is available at http://www.perotsystems.com.

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